Filed Pursuant to Rule 433
Registration Nos. 333-160515-04
333-160515
Free Writing Prospectus dated March 18, 2011
$1,000,000,000
Volkswagen Auto Loan Enhanced Trust 2011-1
Issuing Entity

Volkswagen Auto Lease/Loan
Underwritten Funding, LLC	VW Credit, Inc.
Depositor	Sponsor, Originator and Servicer
The depositor has prepared a preliminary prospectus supplement dated March 18, 2011 and prospectus dated March 18, 2011 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.
Ratings
The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

Standard &
Poor’s Ratings
	Services	Fitch, Inc.
Class A-1 Notes	A-1+ (sf)	F1+sf
Class A-2 Notes	AAA (sf)	AAAsf
Class A-3 Notes	AAA (sf)	AAAsf
Class A-4 Notes	AAA (sf)	AAAsf
It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Joint Bookrunners

J.P. Morgan	Citi
Barclays Capital
BofA Merrill Lynch
Deutsche Bank Securities
Goldman, Sachs & Co.
RBS

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if the legal prospectus delivery period has not expired, you may obtain a paper copy of the prospectus supplement and the prospectus from the depositor or from the underwriters.